Exhibit 99.1

FOR RELEASE: Tuesday, April 28, 2020 at 4:30 PM (Eastern)

HOME FEDERAL BANCORP, INC. OF LOUISIANA REPORTS RESULTS OF OPERATIONS FOR
THE THREE AND NINE MONTHS ENDED MARCH 31, 2020

Shreveport, Louisiana – April 28, 2020 – Home Federal Bancorp, Inc. of Louisiana (the “Company”) (Nasdaq: HFBL), the holding company of Home Federal Bank, reported net income for the three months ended March 31, 2020 of $977,000 compared to net income of $1.2 million reported for the three months ended March 31, 2019. The Company’s basic and diluted earnings per share were $0.58 and $0.54, respectively, for the three months ended March 31, 2020 compared to basic and diluted earnings per share of $0.68 and $0.63, respectively, for the three months ended March 31, 2019. The Company reported net income of $2.8 million for the nine months ended March 31, 2020 compared to $3.6 million for the nine months ended March 31, 2019. The Company’s basic and diluted earnings per share were $1.65 and $1.54, respectively, for the nine months ended March 31, 2020 compared to $2.02 and $1.88, respectively, for the nine months ended March 31, 2019.

In light of the recent events surrounding the COVID-19 epidemic, the Company is continually assessing the effects of the pandemic on its employees, customers and communities.  In March 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted.  The CARES Act contains many provisions related to banking, lending, mortgage forbearance and taxation.  The Company has been working diligently to help support its customers through the SBA Paycheck Protection Program (“SBA PPP”), loan modifications and loan deferrals.  As of the date hereof Home Federal Bank has funded roughly 250 SBA PPP loans totaling approximately $42.0 million to existing customers and key prospects located primarily in our trade area of NW Louisiana.  Our commercial lenders and operational support staff have worked tirelessly over the past few weeks to accomplish what seemed to be an insurmountable task in providing a lifeline to our small community businesses.  We believe the customer interaction during this time provides a real opportunity to broaden and deepen our customer relationships while benefiting our community.

The decrease in net income for the three months ended March 31, 2020 resulted primarily from an increase of $312,000, or 11.5%, in non-interest expense, a decrease in net interest income of $291,000, or 7.6%, and an increase in provision for loan losses of $216,000, or 216.0%, partially offset by an increase of $564,000, or 116.8%, in non-interest income, and a decrease of $43,000, or 14.0%, in provision for income taxes.  The decrease in net interest income for the three months ended March 31, 2020 was primarily due to a $163,000, or 14.0%, increase in total interest expense, primarily due to an increase of nine basis points in the average rate on total interest-bearing liabilities, and a $128,000, or 2.6%, decrease in total interest income primarily due to a decrease of 49 basis points in the average yield on total interest earning assets.  The Company’s average interest rate spread was 2.98% for the three months ended March 31, 2020, compared to 3.56% for the three months ended March 31, 2019. The Company’s net interest margin was 3.30% for the three months ended March 31, 2020 compared to 3.86% for the three months ended March 31, 2019. The decrease in net interest margin on a comparative quarterly basis was primarily the result of the decrease of 49 basis points in average yield on interest earning assets for the three months ended March 31, 2020 compared to the prior year quarterly period.

The decrease in net income for the nine months ended March 31, 2020 resulted primarily from an increase of $991,000, or 220.2%, in the provision for loan losses, an increase of $898,000, or 10.9%, in non-interest expense, and a decrease of $511,000, or 4.4%, in net interest income, partially offset by an increase of $1.3 million, or 83.9%, in non-interest income and a decrease of $294,000, or 29.9% in provision for income taxes.  The decrease in net interest income for the nine month period was primarily due to an $831,000, or 25.6%, increase in total interest expense, partially offset by a $320,000, or 2.1%, increase in total interest income. The Company’s average interest rate spread was 3.13% for the nine months ended March 31, 2020 compared to 3.59% for the nine months ended March 31, 2019. The Company’s net interest margin was 3.47% for the nine months ended March 31, 2020 compared to 3.86% for the nine months ended March 31, 2019.  The decrease in the average interest rate spread is attributable to a 20 basis point decrease in the yield on interest-earning assets and a 26 basis point increase in the cost of interest-bearing liabilities for the nine months ended March 31, 2020 compared to the prior year.

    The following tables set forth the Company’s average balances and average yields earned and rates paid on its interest-earning assets and interest-bearing liabilities for the periods indicated.

	For the Three Months Ended March 31,
	2020		2019
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$327,521	5.36%	$324,522	5.66%
Investment securities	73,229	2.20	68,025	2.46
Interest-earning deposits	29,700	1.28	10,752	2.26
Total interest-earning assets	$430,450	4.54%	$403,299	5.03%

Interest-bearing liabilities:
Savings accounts	$70,123	1.29%	$34,348	0.53%
NOW accounts	32,505	0.56	28,463	0.57
Money market accounts	72,781	1.02	72,227	1.19
Certificates of deposit	164,786	2.05	184,651	1.87
Total interest-bearing deposits	340,195	1.53	319,689	1.46
Other bank borrowings	1,591	4.67	250	3.25
FHLB advances	1,160	5.01	1,351	5.10
Total interest-bearing liabilities	$342,946	1.56%	$321,290	1.47%

	For the Nine Months Ended March 31,
	2020		2019
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$331,827	5.46%	$326,058	5.55%
Investment securities	70,336	2.30	61,416	2.29
Interest-earning deposits	23,590	1.82	14,063	2.22
Total interest-earning assets	$425,753	4.74%	$401,537	4.94%

Interest-bearing liabilities:
Savings accounts	$58,604	1.22%	$35,384	0.53%
NOW accounts	31,713	0.60	30,587	0.54
Money market accounts	74,192	1.15	70,929	1.00
Certificates of deposit	170,192	2.08	176,325	1.75
Total interest-bearing deposits	334,701	1.59	313,225	1.32
Other bank borrowings	997	4.78	218	3.67
FHLB advances	1,234	4.72	5,765	2.93
Total interest-bearing liabilities	$336,932	1.61%	$319,208	1.35%

The $564,000 increase in non-interest income for the three months ended March 31, 2020, compared to the prior year quarterly period, was primarily due to an increase of $299,000 in gain on sale of loans, an increase of $219,000 from the sale of securities, a decrease of $41,000 in loss on sale of real estate, and an increase of $12,000 in service charges on deposit accounts, partially offset by a $6,000 decrease in other income, and a $1,000 decrease in income from bank owned life insurance. The $1.3 million increase in non-interest income for the nine months ended March 31, 2020 compared to the prior year nine month period was primarily due to an increase of $680,000 in gain on sale of loans, an aggregate decrease of $349,000 in loss on sale of real estate, an increase of $219,000 in gain on sale of securities, and a $109,000 increase in service charges on deposit accounts, partially offset by a $21,000 decrease in other non-interest income. The Company sells most of its long term fixed rate residential mortgage loan originations primarily in order to manage interest rate risk.

    The $312,000 increase in non-interest expense for the three months ended March 31, 2020, compared to the same period in 2019, is primarily attributable to increases of $329,000 in compensation and benefits expense, $36,000 in data processing expense, $30,000 in occupancy and equipment expense, $14,000 in franchise and bank shares tax, $5,000 in deposit insurance premiums and a $1,000 increase in other non-interest expense. The increases were partially offset by decreases of $44,000 in advertising expense, $25,000 in loan and collection expense, $23,000 in legal fees, and $11,000 in audit and examination fees.   The $898,000 increase in non-interest expense for the nine months ended March 31, 2020, compared to the same nine month period in 2019, is primarily attributable to increases of $862,000 in compensation and benefits expense, $110,000 in occupancy and equipment expense, $53,000 in franchise and bank shares tax, $30,000 in data processing expense, $25,000 in advertising expense, $17,000 in loan and collection expense, and a $4,000 increase in other non-interest expenses. The increases were partially offset by decreases of $75,000 in real estate owned valuation expense, $57,000 in legal fees, $47,000 in deposit insurance premiums, and $24,000 in audit and examination fees.

At March 31, 2020, the Company reported total assets of $460.5 million, an increase of $18.0 million, or 4.1%, compared to total assets of $442.5 million at June 30, 2019. The increase in assets was comprised primarily of increases in cash and cash equivalents of $23.5 million, or 129.8%, from $18.1 million at June 30, 2019 to $41.6 million at March 31, 2020, loans held-for-sale of $1.9 million, or 21.7%, from $8.6 million at June 30, 2019 to $10.5 million at March 31, 2020, and other assets of $119,000, or 1.3%, from $8.8 million at June 30, 2019 to $8.9 million at March 31, 2020.  These increases were partially offset by decreases in loans receivable net of $5.4 million, or 1.7%, from $324.1 million at June 30, 2019 to $318.7 million at March 31, 2020, real estate owned of $1.2 million, or 91.4%, from $1.4 million at June 30, 2019 to $118,000 at March 31, 2020, premises and equipment of $422,000, or 3.1%, from $13.6 million at June 30, 2019 to $13.1 million at March 31, 2020, investment securities of $290,000, or 0.4%, from $67.0 million at June 30, 2019 to $66.7 million at March 31, 2020, and deferred tax assets of $61,000, or 7.2%, from $849,000 at June 30, 2019 to $788,000 at March 31, 2020.  The decrease in investment securities was primarily due to $12.8 million of principal repayments on mortgage backed securities and $9.6 million from the sale of mortgage backed securities, partially offset by the purchase of $21.5 million of mortgage-backed securities.  The increase in loans held-for-sale resulted primarily from an increase in loans originated for sale during the nine months ended March 31, 2020.  The decrease in real estate owned was due to the sale of three one-to-four family residences and one residential lot during the nine months ended March 31, 2020.

Total liabilities increased $18.7 million, or 4.8%, from $392.1 million at June 30, 2019 to $410.8 million at March 31, 2020 primarily due to an increase in total deposits of $17.9 million, or 4.6%, to $406.1 million at March 31, 2020 compared to $388.2 million at June 30, 2019, and an increase in other borrowings of $1.4 million, or 300.0%, from $450,000 at June 30, 2019 to $1.8 million at March 31, 2020, partially offset by a decrease of $297,000, or 13.9%, in other liabilities from $2.1 million at June 30, 2019 to $1.8 million at March 31, 2020, and a decrease of $220,000, or 16.2%, in advances from the Federal Home Loan Bank from $1.4 million at June 30, 2019 to $1.1 million at March 31, 2020.  The increase in deposits was primarily due to a $34.6 million, or 87.5%, increase in savings deposits from $39.6 million at June 30, 2019 to $74.2 million at March 31, 2020, a $3.8 million, or 6.4%, increase in non-interest bearing deposits from $59.4 million at June 30, 2019 to $63.1 million at March 31, 2020, and a $2.7 million, or 8.6%, increase in NOW accounts from $31.0 million at June 30, 2019 to $33.7 million at March 31, 2020,  partially offset by a decrease of $20.1 million, or 11.0%, in certificates of deposit from $183.3 million at June 30, 2019 to $163.2 million at March 31, 2020, and a decrease in money market deposits of $3.1 million, or 4.1%, from $74.9 million at June 30, 2019 to $71.8 million at March 31, 2020. The Company had $16.1 million in brokered deposits at March 31, 2020 compared to $11.2 million at June 30, 2019.  The decrease in advances from the Federal Home Loan Bank was primarily due to principal paydowns on amortizing advances.

At March 31, 2020, the Company had $7.3 million of non-performing assets (defined as non-accruing loans, accruing loans 90 days or more past due, and other real estate owned) compared to $5.1 million of non-performing assets at June 30, 2019, consisting of four commercial business loans, three commercial real estate loans, four single-family residential loans, one line of credit loan, one lot loan, one land loan, and one single-family residential loan in other real estate owned at March 31, 2020 compared to five single-family residential loans, two line of credit loans, two commercial business loans, one lot loan, one land loan, one residential lot in other real estate owned, and two properties that secured single-family residential loans in other real estate owned at June 30, 2019.  The increase in non-performing assets from $5.1 million at June 30, 2019 to $7.3 million at March 31, 2020 was primarily due to a $3.8 million borrower relationship, consisting of six loans to one borrower which include three commercial real estate loans, two non-real estate loans, and one single family residential loan that were placed on non-accrual status.  The six loans had previously been paying interest only payments and were classified as troubled debt restructurings in the fiscal year ended June 30, 2019.  At March 31, 2020, the Company had two single family residential loans, one commercial business loan, two commercial land and lot development loans, and six loans to one borrower consisting of three commercial real estate loans, two non-real estate loans, and one single family residential loan classified as substandard compared to four single family residential loans, one line of credit loan, two commercial business loans, two commercial land and lot development loans, and five loans to one borrower consisting of two commercial real estate loans, two non-real estate loans, and one single family residential loan classified as substandard at June 30, 2019. There were no loans classified as doubtful at March 31, 2020 or June 30, 2019.

Shareholders’ equity decreased $688,000, or 1.4%, to $49.7 million at March 31, 2020 from $50.3 million at June 30, 2019.  The primary reasons for the changes in shareholders’ equity from June 30, 2019 were the acquisition of Company stock of $3.8 million and dividends paid totaling $865,000, partially offset by net income of $2.8 million, the vesting of restricted stock awards, stock options, and the release of employee stock ownership plan shares totaling $561,000, an increase in the Company’s accumulated other comprehensive income of $518,000, and proceeds from the issuance of common stock from the exercise of stock options of $65,000.

The Company repurchased 116,132 shares of its common stock under its stock repurchase program during the nine months ended March 31, 2020 at an average price per share of $32.42. On September 11, 2019, the Company announced that its Board of Directors approved a ninth stock repurchase program for the repurchase of up to 90,000 shares. As of March 31, 2020, there were 29,066 shares remaining for repurchase under the ninth stock repurchase program.

Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank which conducts business from its seven full-service banking offices and home office in northwest Louisiana.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend”, or future or conditional verbs such as “will”, “would”, “should”, “could”, or “may”.  We undertake no obligation to update any forward-looking statements.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; the scope and duration of the COVID-19 pandemic; the effects of the COVID-19 pandemic, including on the Company’s credit quality and operations as well as its impact on general economic conditions; legislative and regulatory changes including actions taken by governmental authorities in response to the COVID-19 pandemic; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities including the effects of the Tax Reform Act; changes in interest rates, deposit flows, the cost of funds, demand for loan products and the demand for financial services, in each case as may be affected by the COVID-19 pandemic, competition, changes in the quality or composition of the Company’s loan, investment and mortgage-backed securities portfolios; geographic concentration of the Company’s business; fluctuations in real estate values; the adequacy of loan loss reserves; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and fees.

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)

	March 31, 2020	June 30, 2019
	(Unaudited)
ASSETS

Cash and cash equivalents	$41,612	$18,108
Securities available-for-sale at fair value	44,874	41,655
Securities held-to-maturity (fair value March 31, 2020: $22,871; June 30, 2019: $25,532)	21,840	25,349
Loans held-for-sale	10,478	8,608
Loans receivable, net of allowance for loan losses (March 31, 2020: $3,783; June 30, 2019: $3,452)	318,707	324,134
Premises and equipment, net	13,132	13,554
Deferred tax asset	788	849
Real estate owned	118	1,366
Other assets	8,949	8,830

Total assets	$460,498	$442,453

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$406,064	$388,164
Advances from the Federal Home Loan Bank of Dallas	1,135	1,355
Other Borrowings	1,800	450
Other liabilities	1,845	2,142

Total liabilities	410,844	392,111

Shareholders’ equity	49,654	50,342

Total liabilities and shareholders’ equity	$460,498	$442,453

Home Federal Bancorp, Inc. of Louisiana CONSOLIDATED STATEMENTS OF INCOME (In thousands, except per share data) (Unaudited)
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2020	2019	2020	2019
Interest income
Loans, including fees	$4,378	$4,530	$13,662	$13,593
Investment securities	12	16	43	45
Mortgage-backed securities	401	396	1,218	1,012
Other interest-earning assets	83	60	281	234
Total interest income	4,874	5,002	15,204	14,884
Interest expense
Deposits	1,298	1,149	3,992	3,108
Federal Home Loan Bank borrowings	14	17	44	127
Other bank borrowings	19	2	36	6
Total interest expense	1,331	1,168	4,072	3,241
Net interest income	3,543	3,834	11,132	11,643

Provision for loan losses	316	100	1,441	450
Net interest income after provision for loan losses	3,227	3,734	9,691	11,193

Non-interest income
Gain on sale of loans	604	305	1,751	1,071
(Loss) Gain on sale of real estate and fixed assets	(76)	(117)	4	(345)
Gain on sale of securities	219	--	219	--
Income on Bank-Owned Life Insurance	34	35	105	105
Service charges on deposit accounts	258	246	821	712
Other income	8	14	28	49

Total non-interest income	1,047	483	2,928	1,592

Non-interest expense
Compensation and benefits	1,961	1,632	5,657	4,795
Occupancy and equipment	353	323	1,081	971
Data processing	144	108	435	405
Audit and examination fees	51	62	165	189
Franchise and bank shares tax	111	97	348	295
Advertising	45	89	257	232
Legal fees	113	136	376	433
Loan and collection	58	83	226	209
Real estate owned valuation adjustment	--	--	--	75
Deposit insurance premium	12	7	12	59
Other expenses	185	184	560	556

Total non-interest expense	3,033	2,721	9,117	8,219

Income before income taxes	1,241	1,496	3,502	4,566
Provision for income tax expense	264	307	690	984

NET INCOME	$977	$1,189	$2,812	$3,582

EARNINGS PER SHARE

Basic	$0.58	$0.68	$1.65	$2.02
Diluted	$0.54	$0.63	$1.54	$1.88

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2020	2019	2020	2019

Selected Operating Ratios(1):
Average interest rate spread	2.98%	3.56%	3.13%	3.59%
Net interest margin	3.30%	3.86%	3.47%	3.86%
Return on average assets	0.85%	1.12%	0.82%	1.11%
Return on average equity	7.93%	10.07%	7.53%	9.98%

Asset Quality Ratios(2):
Non-performing assets as a percent of total assets	1.60%	1.22%	1.60%	1.22%
Allowance for loan losses as a percent of non-performing loans	52.29%	87.10%	52.29%	87.10%
Allowance for loan losses as a percent of total loans receivable	1.17%	1.09%	1.17%	1.09%

Per Share Data:
Shares outstanding at period end	1,739,434	1,854,990	1,739,434	1,854,990
Weighted average shares outstanding:
Basic	1,681,725	1,761,002	1,703,483	1,774,213
Diluted	1,804,724	1,878,475	1,830,309	1,900,453
Tangible book value at period end	$28.55	$26.41	$28.55	$26.41
__________________________________
(1) Ratios for the three and nine month periods are annualized.
(2) Asset quality ratios are end of period ratios.

CONTACT:	James R. Barlow President and Chief Executive Officer (318) 222-1145